WINNER MEDICAL REPORTS SECOND QUARTER FISCAL 2008 RESULTS

SHENZHEN, China, May 13, 2008 — Winner Medical Group Inc. (OTC Bulletin Board: WMDG; “Winner Medical”), reported today the consolidated financial results for the second quarter of fiscal year 2008, ended March 31, 2008. The Company’s results are detailed in its form 10-Q, filed today with the United States Securities and Exchange Commission.

Second Quarter 2008 Highlights
•	Total net sales revenue grew 18.32% over the second quarter of fiscal 2007 to $17.89 million
•	Gross profit increased by 17.18% over the second quarter of fiscal 2007 to $3.95 million
•	Net income decreased 52.14% over the second quarter of fiscal 2007 to $570,000
•	Net income per share for the second quarter of 2008 was $0.01 per basic and diluted share, compared to $0.03 per basic and diluted share for the second quarter of fiscal 2007

Jianquan Li, Chairman and Chief Executive Officer of Winner Medical, commented, “I am pleased to announce another quarter of strong top-line growth for Winner Medical, driven by sales growth of our traditional products, including medical care, wound care and home care products, particularly in Europe.

“As a result of RMB appreciation against the U.S. Dollar, and the high inflation rates in China during the quarter, our costs and expenses increased as a proportion of total revenue. However, our successful implementation of price increases across the majority of our products has partly offset the impact of the exchange rate changes. In addition, we have put in place measures to reduce costs and expenses through production improvements designed to create leaner production lines, which will help to eliminate manufacturing waste and increase efficiency.”

Chairman Li continued, “We have made significant progress in PurCotton Products development. We have commenced trial production of PurCotton Products for customers in Japan and U.S. and we are looking forward to gradual increase in sales orders in 2008. We are also dedicated to building strong domestic distribution network in China. We have appointed a regional distributor to sell PurCotton Products in selected provinces in China while we continue to sell and promote ‘Winner’ brand products through OTC drugstore chains, local distributors and hospitals.”

Second Quarter 2008 Unaudited Financial Results
Revenue: Winner Medical reported second quarter of fiscal 2008 total net sales revenue of $17.89 million, an 18.32% increase over the second quarter of fiscal 2007. Strong revenue performance was driven by broad-based sales in all regions, particularly in Europe, and an increase in both the number and size of orders from existing customers due to a strong demand environment and price increases across the majority of product lines. Sales revenue from European customers was $8.08 million for the three months ended March 31, 2008, an increase of 52.73% compared to the same period last year. Europe accounted for 45.19% of second quarter total revenue.

Gross Profit: Gross profit increased by 17.18% to $3.95 million for the second quarter of fiscal 2008, from $3.37 million in the same period of fiscal 2007. Gross margin was 22.09% in the second quarter of fiscal 2008, a slight decrease from 22.30% in the second quarter of fiscal 2007. The gross margin remained stable due to unit price increases offsetting the impact of currency exchange rates.

Other Operating Income: Our other operating income, decreased $358,000 to a loss of $151,000 for the second quarter of fiscal 2008, from an income of $207,000 during the second quarter of fiscal 2007. Other operating income mainly consists of income from sales of unused raw materials such as cotton and packing materials, sales of leftover materials and tax refunds for reinvestment of profit, and government subsidies. The decrease was mainly attributable to the decrease of government subsidies for the three month ended March 31, 2008 compared with the same period last year, and the increase of $123,000 in foreign exchange loss. Over 80% of our revenue is generated through exports, and over 70% of our exports are settled in United States dollar (USD). After our customers placed orders with us at an agreed selling price, the Renminbi (RMB) appreciated against the USD; as a result, we suffered a foreign exchange loss on the actual payment date.

Operating Expenses: Selling, general and administrative expenses increased by 32.21% to $3.34 million in the second quarter of fiscal 2008, from $2.53 million in the second quarter of fiscal 2007. During this second quarter, Winner Medical made an incremental investment in sales and marketing for PurCottonTM Products. The Company’s transportation expenses, both for domestic transport of goods between production facilities and for the shipment of goods outside of China, increased due to increased oil costs.

Net income: For the second quarter of fiscal 2008, net income decreased by 52.14% to $570,000, or $0.01 per basic and diluted share, compared to net income of $1.19 million, or $0.03 per basic and diluted share, for the second quarter of last fiscal year. The decrease in net income is mainly attributable to the fixed expenses related to commencement of trial production of PurCotton in the new Winner Huanggang factory, which include depreciation, employee salaries and training, resulting in a net loss of approximately $359,000 for the three months ended March 31, 2008. In the same period last year, when the Winner Huanggang factory was under construction, the net loss was approximately $39,000. There was an incremental foreign currency exchange loss of approximately $123,000 in the second quarter of fiscal 2008, a result of USD depreciation against RMB. In addition, the Company granted 1 million shares of restricted stock to its management and employees pursuant to the Company’s stock incentive plan approved on October 7, 2007; the portion of expenses attributable to such grants for the three months ended March 31, 2008 was approximately $131,000.

Six Months Ended March 31, 2008 Unaudited Financial Results
Revenue: Winner Medical reported total net sales revenue of $37.21 million for the six months ended March 31, 2008, a 20.05% increase over the six months ended March 31, 2007. Strong revenue performance was driven by broad-based sales in all regions, particularly in Europe, and an increase in both the number and size of orders from existing customers due to a strong demand environment and price increases across the majority of product lines. Revenue from European customers was approximately $17 million for the six months ended December 31, 2007, an increase of 49.48% compared to the same period last year. Europe accounted for 45.67% of total revenue for the six months ended March 31, 2008.

Gross Profit: Gross profit increased by 19.73% to $8.75 million for the six months ended March 31, 2008, from $7.31 million in the same period in fiscal 2007. Gross margin was 23.52% for six months ended March 31, 2008, a slight decrease from 23.58% in the same period of fiscal 2007. The gross margin remained stable due to unit price increases that offset the impact of RMB appreciation.

Other Operating Income: Our other operating income, for the six months ended March 31, 2008, decreased $411,000 to a loss of $99,000, from an income of $312,000 during the six months ended March 31, 2007. Other operating income mainly consists of income from sales of unused raw materials, such as cotton and packing materials; sales of leftover materials; tax refunds for reinvestment of profit; and government subsidies. The decrease was mainly attributable to the foreign exchange loss, which amounted to $355,000 for the six months ended March 31, 2008. Over 80% of our revenue is generated through exports, and over 70% of our exports are settled by USD. After our customers placed orders with us at an agreed selling price, the RMB appreciated against USD. As a result, we suffered a foreign exchange loss on the actual payment date.

Operating Expenses: Selling, general and administrative expenses increased by 37.70%, from $5.03 million in the six months ended March 31, 2007 to $6.93 million in the six months ended March 31, 2008. During the six month period ended March 31, 2008, Winner Medical made an incremental sales and marketing investment in its PurCottonTM product line. The Company’s transportation expenses, for both domestic transport of goods between production facilities and for the shipment of goods outside of China, increased due to increased oil costs.

Net income: For the six months ended March 31, 2008, net income decreased by 35.49% to $1.73 million, or $0.04 per basic and diluted share, compared to net income of $2.69 million, or $0.06 per basic and diluted share, for the six months ended March 31, 2007. The net income decrease is mainly attributable to the fixed expenses related to the commencement of trial production of PurCotton in the new Winner Huanggang factory, which include depreciation, employee salaries and training, and resulted in a net loss of approximately $591,000 for the six months ended March 31, 2008. In the same period last year, when the Winner Huanggang factory was under construction, the net loss was approximately $91,000. There was an incremental foreign exchange loss of approximately $355,000 in the second quarter of fiscal 2008, a result of USD depreciation against RMB. In addition, the Company granted 1 million shares of restricted stock to its management and employees pursuant to the Company’s stock incentive plan approved on October 7, 2007; the portion of expenses attributable to such grants for the six months ended March 31, 2008 was approximately $262,000.

Second Quarter 2008 Operational Highlights
Medical care, Wound care and Home care products: Sales revenue and gross profit from medical care, wound care and home care products increased by approximately 16.41% and 21.05%, to approximately $17.6 million and $4.08 million, respectively, due to strong demand. Gross margin increased to approximately 23.19% in the second quarter of fiscal 2008 from 22.29% in the second quarter of fiscal 2007. The Company successfully implemented price increases across the majority of its product lines, offsetting the RMB appreciation impact on operating costs.

PurCottonTM:
The roll-out of PurCotton products has to undergo a series of approval process and we are advancing in different stages of the process in different markets.
Japan: Trial orders of PurCotton TM raw materials from Japanese customers are gradually increasing. U.S.: Customers from the US are undergoing factory and production system verification, and product quality testing. PurCotton raw materials for the US clients are in trial production
Europe: Factory and production system verification, and product quality testing are underway for European customers. PurCotton products for the EU market are in testing phase.

China: A regional distributor was appointed in March as Winner Medical’s exclusive agent to sell PurCottonTM products in Guangdong Province, Fujian Province, and Guangxi Province in China.

Recent Development
In the latest effort to promote PurCottonTM products, the Company attended the INDEX ‘08 exhibition, the world’s largest event for the nonwovens industry, in Geneva, Switzerland in April 2008. The environmental friendly PurCotton products were well-received and active discussions with potential customers have been held following the exhibition.

2008 Guidance
The Company estimates that its revenue in fiscal year 2008 will range from $83 million to $85.8 million, an increase of 18% to 22% compared to fiscal year of 2007.

Conference Call
Winner Medical senior management will host a conference call at 5am (Pacific) / 8am (Eastern) / 8pm (Shenzhen/Hong Kong) on Wednesday, May 14, 2008 to discuss its 2007/08 second quarter results and recent business developments. The conference call may be accessed by calling (US) 800-320-2978; (China) 10-800-130-0399 and (HK) ###-##-####, Passcode: 30005956. A telephone replay will be available shortly after the call until May 21, 2008 at (US) 888 286 8010 and (International) +1-617-801-6888, Passcode: 82736267.

About Winner Medical

Winner Medical is a leading manufacturer and the largest exporter by volume in the medical dressing industry (medical and wound care products) in China. Headquartered in Shenzhen, the Company has eight wholly-owned manufacturing and distribution facilities, four joint-venture factories and over 5,000 employees. The Company engages in the manufacture, sale, research, and development of medical care products, wound care products, home care products and PurCottonTM products, a nonwoven fabric made from 100% natural cotton. The products are sold world-wide, with Europe, the U.S. and Japan serving as the top three markets. The Company currently holds 38 patents and patent applications in various products and manufacturing processes and is one of the few Chinese companies licensed with the U.S. Food and Drug Administration (FDA) to ship finished, sterilized products directly to the U.S. market. To learn more about Winner Medical, visit Winner Medical's web site www.winnermedical.com .

Forward-Looking Statements

This press release contains certain statements that may include "forward looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact included herein are "forward-looking statements" including statements regarding Winner Medical and its subsidiary companies' business strategy, plans and objective and statements of non-historical information. These forward looking statements are often identified by the use of forward-looking terminology such as "believes," "expects" or similar expressions, involve known and unknown risks and uncertainties. Although Winner Medical believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Winner Medical's actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Winner Medical's periodic reports that are filed with and available from the Securities and Exchange Commission. All forward- looking statements attributable to Winner Medical or persons acting on its behalf are expressly qualified in their entirety by these factors. Other than as required under the securities laws, Winner Medical does not assume a duty to update these forward-looking statements.

Investor Relations Contacts:
Peng Zhai
Investor Relations Specialist
Winner Medical Group Inc.
Tel: +86-755-2806-6858
Email: peng.zhai@winnermedical.com

Hong Kong
Pamela Leung
Taylor Rafferty
Tel: +852-3196-3712
Email: winnermedical@taylor-rafferty.com

United States
Delia Cannan
Taylor Rafferty
Tel: +1-212-889-4350
Email: winnermedical@taylor-rafferty.com

Winner Medical Group Inc.
Consolidated Statements of Income and Comprehensive Income

	Three months ended March 31		Six months ended March 31
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	U.S.$	U.S.$	U.S.$	U.S.$

Net sales	17,888,303	15,117,911	37,213,902	30,998,681

Cost of sales	(13,936,502)	(11,745,435)	(28,462,520)	(23,689,561)
Gross profit	3,951,801	3,372,476	8,751,382	7,309,120

Other operating income, net	(150,880)	207,912	(99,329)	(311,551)
Selling, general and administrative expenses	(3,341,351)	(2,527,499)	(6,925,171)	(5,029,124)

Income from operations	459,570	1,052,889	1,726,882	2,591,547
Interest income	8,259	4,647	18,737	10,309
Interest expense	(138,206)	(105,103)	(238,865)	(177,361)
Equity in earnings of 50 percent or less owned persons	(564)	28,999	23,965	85,545
Income before income taxes and minority interests	329,059	981,432	1,530,719	2,510,039

Income taxes	223,441	224,551	158,584	196,152
Income before minority interests	552,500	1,205,983	1,689,303	2,706,191

Minority interests	17,728	(15,110)	43,001	(20,747)
Net income	570,228	1,190,875	1,732,304	2,685,444

Other comprehensive income
Foreign currency translation difference	2,667,997	525,374	4,339,872	1,248,814

Comprehensive income	3,238,225	1,716,249	6,072,176	3,934,258

Net income per share
- basic	0.01	0.03	0.04	0.06
- diluted	0.01	0.03	0.04	0.06

Weighted average common stock outstanding
- basic	44,727,171	44,636,371	44,727,171	44,677,171
- diluted	44,864,313	44,636,371	44,864,313	44,691,329

Winner Medical Group Inc.
Consolidated Balance Sheets

	March 31	September 30
	2008	2007
	(Unaudited)	(Audited)
	U.S.$	U.S.$
ASSETS

Current assets:
Cash and cash equivalents	2,509,307	6,377,488
Accounts receivable, less allowances for doubtful accounts of US$51457 and US$36,832 at March 31, 2008 and September 30, 2007, respectively	10,533,030	11,279,810
Amounts due from affiliated companies	577,875	405,919
Inventories	16,414,785	11,483,442
Prepaid expenses and other current assets	3,937,995	6,631,492
Income taxes recoverable	145,771	94,698
Deferred tax assets	302,036	192,088
Total current assets	34,420,799	36,464,937

Property, plant and equipment, net	55,670,119	46,827,013
Investment in an equity investee	1,448,808	1,425,550
Intangible assets, net	131,096	130,513
Prepaid expenses and deposits	269,572	246,578
Deferred tax assets	43,661	26,744
Total assets	91,984,055	85,121,335

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities:
Short-term bank loans	14,964,203	12,781,595
Accounts payable	5,268,486	7,305,581
Accrued payroll and employee benefits	1,341,173	1,299,342
Customer deposits	510,641	362,900
Other accrued liabilities	1,817,447	1,990,871
Amounts due to affiliated companies	345,799	41,809
Income taxes payable	184,621	303,592
Total current liabilities	24,432,370	24,085,690

Deferred tax liabilities	40,765	22,857
Total liabilities	24,473,135	24,108,547

Commitments and contingencies

Minority interests	154,587	191,131

Stockholders’ equity:
Common stock, par value $0.001 per share; authorized 495,000,000 issued and outstanding March 31, 2008 – 44,727,171 shares; September 30, 2007 – 44,677,171 shares	44,727	44,677
Additional paid-in capital	30,722,997	30,260,547
Retained earnings	25,848,358	24,116,054
Statutory reserves	1,914,344	1,914,344
Accumulated other comprehensive income	8,825,907	4,486,035
Total stockholders’ equity	67,356,333	60,821,657
Total liabilities and stockholders’ equity	91,984,055	85,121,335